Exhibit 5.1

March 16, 2012

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

Registration Statement on Form S-3 of

Domtar Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-179943) (the “Registration Statement”), including the preliminary prospectus, dated March 7, 2012, and the prospectus, dated March 7 , 2012 (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance and sale by Domtar Corporation, a Delaware corporation (the “Company”), of $300,000,000 aggregate principal amount of its 4.40% Notes due 2022 (the “Securities”). The Securities are fully and unconditionally guaranteed (the “Guarantees”) by the Guarantors listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”).

The Securities have been issued pursuant to the Indenture, dated as of November 19, 2007 (the “Original Indenture”), among the Company, Domtar Paper Company, LLC and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as previously supplemented and as further supplemented and amended by the Sixth Supplemental Indenture, dated as of March 16, 2012, among the Company, the Guarantors and the Trustee providing for the Securities (the Original Indenture, as previously supplemented and as further supplemented and amended by such Sixth Supplemental Indenture, is referred to herein as the “Indenture”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents, and records and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted

Domtar Corporation	2	March 16, 2012

to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) that the Securities have been duly authenticated on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that the Securities constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Guarantees constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against each Subsidiary Guarantor in accordance with their terms.

Our opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States of America, as currently in effect, and we do not express any opinion herein concerning any other laws.

In rendering the opinion expressed above with respect to the Securities and the Guarantees (i) we have relied, as to all matters relating to the laws of the State of Wisconsin, on the opinion of Quarles & Brady LLP, delivered to you today, and (iv) we have relied, as to all matters relating to the laws of the State of Delaware, on the opinion of Richards, Layton & Finger, P.A., delivered to you today.

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We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on March 16, 2012, incorporated by reference in the Registration Statement and to the reference to our firm under the caption “Legal matters” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

Debevoise & Plimpton LLP

Domtar Corporation	4	March 16, 2012

Schedule A

Subsidiary Guarantor	State of Organization

Ariva Distribution, Inc.	New York
Attends Healthcare Products, Inc.	Delaware
Domtar AI, Inc.	Delaware
Domtar A.W., LLC	Delaware
Domtar Delaware Holdings, LLC	Delaware
Domtar Delaware Investments Inc.	Delaware
Domtar Industries LLC	Delaware
Domtar Paper Company LLC	Delaware
Domtar Wisconsin Dam Corp.	Wisconsin
E.B. Eddy Paper, Inc.	Delaware